Notice of Extension of Redemption Period

SmartVideo Technologies, Inc.

Redeemable Warrants
Exercise Price $1.50
Exercise Price $2.00

March 9, 2006

Dear Warrant Holder:

Pursuant to Section 4 of your Redeemable Warrants, SmartVideo Technologies, Inc.(the "Company") is hereby providing notice that the Company has extended the redemption period your outstanding Redeemable Warrants with exercise prices of $1.50 and $2.00 per share of SmartVideo Technologies, Inc.’s common stock from Friday, March 10 to Friday, March 24, 2006. The last day to exercise the Redeemable Warrants is Thursday, March 23, 2006 (the “Redemption Date”). The average closing price of the Company’s Common Stock for the twenty (20) consecutive trading days ended February 2, 2006 was $5.03.

Your Redeemable Warrants are exercisable for $1.50 or $2.00 per share and are redeemable by the Company at the redemption price of $0.10 per warrant share upon no less than 30 days' written notice. This Notice of Redemption of Warrants is being sent to each warrant holder providing instructions on how to exercise the Redeemable Warrants. Any of your Redeemable Warrants not exercised by Thursday, March, 23, 2006 will expire and will be redeemed by the Company for $0.10 per warrant share. The funds necessary to pay for redemption of these Redeemable Warrants has been set aside by the Company.

The Holder of these Redeemable Warrants may exercise their Redeemable Warrants between the date of this letter and the Redemption Date, such exercise being effective if done in accordance with Section 3 of the Redeemable Warrant, and if the Redeemable Warrant, with the form of election to purchase duly executed, and the Exercise Price are actually received by the Company at its office located at 3505 Koger Boulevard, Suite 400, Duluth, Georgia 30096, no later than 5:00 PM Atlanta, Georgia time on the Redemption Date.

If you the Holder do not wish to exercise your Redeemable Warrants, you should mail your Redeemable Warrant to the Company at 3505 Koger Boulevard, Suite 400, Duluth, Georgia 30096 and include a letter of instruction to this effect. Please address all correspondence regarding your Redeemable Warrants and their exercise or redemption to Ron Warren, Corporate Secretary.

There are 182,500 Redeemable Warrants exercisable for $1.50 per share and 182,500 Redeemable Warrants exercisable for $2.00 per share that remains outstanding. The Company anticipates using the proceeds for general working capital.

Richard E. Bennett, Jr.
President & CEO